                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, (this "Amendment"), dated as of February 22, 2001, by and among iVillage Inc., a Delaware corporation (the "Parent"), Stanhope Acquisition Sub, LLC, a Delaware limited liability company (the "Merger Sub") and wholly owned subsidiary of the Parent, and Women.com Networks, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

A. The parties hereto are parties to an Agreement and Plan of Merger, dated as of February 5, 2001 (the "Original Agreement").

B. The parties hereto wish to amend certain provisions of the Original Agreement, as provided herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Article I, Section (n), hereby is amended to read in its entirety as follows: `"Closing" and "Closing Date" shall mean the date on which the Merger becomes effective.'

2. Article I, Section (uu), hereby is amended to read in its entirety as follows: `"Exchange Ratio" shall mean 0.322, as may be decreased pursuant to
Schedule 7.2(g).'

3. The defined term "Fair Market Value" in Section (vv) of Article I of the Original Agreement hereby is deleted in its entirety and replaced with the following: "[intentionally omitted]".

4. Article I, Section (ww), hereby is amended to read in its entirety as follows: `"Final Statement of Working Capital" shall mean a statement of estimated working capital prepared by the Parent based on the Estimated Statement of Working Capital and relating to March 31, 2001 and the day before the Closing, which statement of Parent is delivered to the Company pursuant to
Schedule 7.2(g).'

5. Article I, Section (eeee), hereby is amended to read in its entirety as follows: `"Per Share Merger Consideration" shall mean a fraction of a share of Parent Common Stock calculated in accordance with the Exchange Ratio (as may be adjusted downward pursuant to Schedule 7.2(g)), plus the Cash Amount.'

6. Article I, Section (nnnn), hereby is amended to read in its entirety as follows: "Shortfall" shall mean the amount by which the Working Capital or cash of the Company as at March 31, 2001, is less than the amounts set forth in
Section 7.2(g)(i); provided however, that any amount of Working Capital in excess of the amount set forth in Section 7.2(g)(i) shall be added to the amount of cash of the Company as at March 31, 2001 when determining any cash Shortfall.'

7. Section 2.4(a) of the Original Agreement hereby is amended to read in its entirety as follows:

                           "(a) Each share of Company Common Stock issued and
                  outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(b) or shares as to which appraisal rights have been demanded, exercised or perfected in accordance with Section 262 of the DGCL, which shares shall be converted into the right to receive any amount required by such Section 262, except as otherwise provided in
                  Section 2.14) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Per Share Merger Consideration (as may be adjusted downward pursuant to Schedule 7.2(g)), upon the surrender of the Certificate representing such share in the manner set forth in Section 2.5. All such shares of Company Common Stock, when so converted (including shares as to which appraisal rights have been demanded, exercised or perfected), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive that amount of cash and number of shares of Parent Common Stock into which such shares of Company Common Stock have been converted, cash in lieu of fractional shares as provided in
                  Section 2.6(c) and any dividends or other distributions payable pursuant to Section 2.6 (and any amount required by Section 262 of the DGCL, except as otherwise provided in
                  Section 2.14)."

8. Article II of the Original Agreement hereby is amended by adding to the end thereof the following new Section 2.14:

                           "2.14 Appraisal Rights. Notwithstanding Section 2.4,
                  if appraisal rights are available to the holders of Company Common Stock pursuant to Section 262 of the DGCL as a result of the Merger, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such shares in accordance with
                  Section 262 of the DGCL shall not be converted into a right to receive from Parent the Per Share Merger Consideration for each share held as provided in Section 2.4(a), unless such holder fails to perfect or withdraws or otherwise loses such right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such right to appraisal, such holder's shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive from Parent the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder of Company Common Stock pursuant to a right of appraisal under Section 262 of the DGCL will be paid by the Company out of the Company's assets and in no event shall Parent or any affiliate thereof reimburse the Company for such payments."

9. The reference to Section 5.16 in the definition of "Required Vote" hereby is amended to be a reference to Section 5.15.

10. The reference to Section 2.6(c) in the last line of Section 2.4(a) hereby is amended to be a reference to Section 2.5(c).

11. Section 1 of Schedule 7.2(g) of the Original Agreement hereby is amended to read in its entirety as follows:

         "1. On or prior to (a) the earlier of (i) April 2, 2001 and (ii) three days prior to the Closing, the Company shall deliver to the Parent a statement of its estimated or actual Working Capital as at March 31, 2001 and (b) three days prior to the Closing, the Company shall deliver to the Parent a statement of its estimated Working Capital as of the day before the Closing (collectively, the "Estimated Statement of Working Capital"), both of which shall be prepared in accordance with GAAP consistently applied and in the same manner and using the same principles as used in preparing Schedule 2. The Company shall deliver to the Parent all work papers and other supporting documentation used in or relevant to the creation of the Estimated Statement of Working Capital along with the delivery of the Estimated Statement of Working Capital."

12. Section 3 of Schedule 7.2(g) of the Original Agreement hereby is amended to read in its entirety as follows:

         "3. In the event that there is less cash or Working Capital on the Final Statement of Working Capital than the amounts set forth in
         Section 7.2(g)(i):

                           (a) if the Shortfall in the case of cash and/or
                  Working Capital is $2,000,000 or less, (i) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock equal to the quotient of the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, divided by $1.875, and (ii) Investor may, at its option, purchase from the Parent pursuant to the Securities Purchase Agreement such number of Shares (as defined in the Securities Purchase Agreement) as Investor shall elect equal to or less than the quotient of (x) the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, (y) divided by $1.875, which Shares shall be purchased at a price of $1.875 per Share.

                           (b) if the Shortfall in the case of either cash or
                  Working Capital is more than $2,000,000 but less than $4,000,000 (i) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock equal to the quotient of the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, divided by $1.875; (ii) Investor shall purchase from the Parent pursuant to the Securities Purchase Agreement a number of Shares equal to the quotient of (x) the amount by which the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, exceeds $2,000,000 divided by
                  (y) $1.875, which Shares shall be purchased at a price of $1.875 per Share; and (iii) Investor may, at its option, purchase from the Parent pursuant to the Securities Purchase Agreement such additional number of Shares as Investor shall elect equal to or less than the quotient of (x) $2,000,000 divided by (y) $1.875, which Shares shall be purchased at a price of $1.875 per Share.

                           (c) if the Shortfall in the case of either cash or
                  Working Capital is more than $4,000,000, the condition to Parent's obligation to effect the Merger in Section 7.2(g)(i) shall not have been satisfied."

13. The Company hereby consents, for the purposes of Section 6.1(c) of the Original Agreement, to the amendment of Parent's Certificate of Incorporation to authorize a total of 200,000,000 shares of Parent Common Stock, and to the submission of such amendment to Parent's stockholders for approval.

14. The parties hereto hereby agree that notwithstanding the Company's representation in Section 4.24 of the Original Agreement, the holders of Company Common Stock may be entitled to appraisal rights under Section 262 of the DGCL.

15. Section 7.1(e) of the Original Agreement hereby is amended to read in its entirety as follows:

                           (e) The Parent shall have received the Tax Opinion
                  and the Company shall have received a legal opinion from Cooley Godward LLP to the effect that for United States federal income tax purposes each Company stockholder will recognize gain or loss as a result of the Merger; provided however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

16. The Original Agreement, as amended hereby, remains in full force and effect.

17. Capitalized terms used but not defined herein shall have the meanings designated in the Original Agreement.

18. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

 .


                                       WOMEN.COM NETWORKS, INC.


                                       By: /s/ A. Erin Ruane
                                          --------------------------------------
                                          Name:  A. Erin Ruane
                                          Title: Senior Vice President,
                                                 Business Development


                                       iVILLAGE INC.


                                       By:  /s/ Steve Elkes
                                           -------------------------------------
                                           Name:  Steve Elkes
                                           Title: Executive Vice President --
                                                  Operations and Business
                                                  Affairs


                                       STANHOPE ACQUISITION SUB, LLC


                                       By:  /s/ Steve Elkes
                                           -------------------------------------
                                           Name:  Steve Elkes
                                           Title: Executive Vice President --
                                                  Operations and Business
                                                  Affairs